**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

February 22, 2010

            HOMETOWN BANCORP, INC. ANNOUNCES FOURTH QUARTER AND 2009
                                ANNUAL EARNINGS


     Hometown Bancorp, Inc., (the "Company") (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank"), announced earnings of $185,000 for the three months ended December 31, 2009 as compared to $13,000 for the same period in 2008. The increase in the fourth quarter net income is primarily due to higher net interest income in the quarter ended December 31, 2009. For the year ended December 31, 2009, the Company reported net income of $585,000 compared to $565,000 for 2008.

     Net interest income increased by $199,000 or 13.0%, to $1.7 million for the three months ended December 31, 2009 compared to the prior year period. The primary reason for the increase in net interest income during the quarter ended December 31, 2009, was the decrease in the cost of interest-bearing liabilities of 103 basis points to 1.26% when compared to the three months ended December 31, 2008, partially offset by a decrease in the yield of interest-earning assets of 36 basis points to 5.85% for the three months ended December 31, 2009. The interest rate spread increased by 68 basis points to 4.58% for the three months ended December 31, 2009 from 3.90% for the three months ended December 31, 2008. The net interest margin increased by 44 basis points to 4.83% for the three month period ended December 31, 2009 as compared to the three month period ended December 31, 2008.

     Net interest income increased by $201,000 to $6.4 million for the year ended December 31, 2009 compared to the prior year period. As a result of the low interest rate environment, the yield of interest-earning assets decreased by 69 basis points to 5.84% for 2009, and was offset by the cost of interest-bearing liabilities which decreased by 75 basis points to 1.69% for the year ended December 31, 2009 as compared to the year ended December 31, 2008. The interest rate spread increased by 6 basis points to 4.15% for the year ended December 31, 2009 from 4.09% for the year ended December 31, 2008. The net interest margin decreased by 16 basis points to 4.50% for the year ended December 31, 2009 as compared to the year ended December 31, 2008.

     The provision for loan losses for the quarter ended December 31, 2009 was $227,000, a decrease of $118,000 as compared to the quarter ended December 31, 2008. The decrease was as a result of a $389,000 specific allowance for the quarter ended December 31, 2008 for a residential subdivision. Excluding the specific allowance, the Bank's provision for loan losses for the quarter ended December 31, 2009 would have been $271,000 greater than in the quarter ended December 31, 2008. This increase in the provision for loan losses was a result of management's consideration for continued economic weakness during 2009 necessitating a higher level of allowance and a $101,000 specific allowance for a second residential subdivision.

     The provision for loan losses for the year ended December 31, 2009 was $656,000, an increase of $77,000 as compared to the prior year period. Excluding the $389,000 specific allowance for the year ended December 31, 2008, as discussed above, the Bank's provision for loan losses for the year ended December 31, 2009 would have been $466,000 greater than in year ended December 31, 2008. The increase in the provision for loan losses during 2009 was a result of management's consideration for continued economic weakness during 2009 necessitating a higher level of allowance and a specific allowance of $212,000 for two residential subdivisions in the Bank's market area. As a result, the allowance for loan losses totaled $1.9 million at December 31, 2009, or 1.38% of total loans, as compared to $1.3 million, or 0.97% of total loans as of December 31, 2008.

     Non-interest income was $410,000 for the quarter ended December 31, 2009 compared to $433,000 for the quarter ended December 31, 2008. The primary reason for the decrease in non-interest income for the quarter ended December 31, 2009, was due to a $22,000 settlement of a litigation matter in 2008. A loss of rental income of $12,000 due to a vacancy in the fourth quarter of 2009 also contributed to the decline. This decrease was partially offset by mortgage banking income, net, which increased by $35,000, due to increased volume of loans sold and unfunded loans committed to be sold, as refinance activity remained steady in the current low mortgage interest rate environment.

     Non-interest income was $2.1 million for the year ended December 31, 2009 compared to $1.7 million for the year ended December 31, 2008. The primary reason for the increase in non-interest income for the year ended December 31, 2009, was mortgage banking income, net, which increased by $550,000. This was a result of gains on the sale of mortgage loans due to increased volume of loans sold and unfunded loans committed to be sold, as refinance activity grew in the current low mortgage interest rate environment. This gain was partially offset by decreases in banking fees and service charges of $42,000 during 2009 as a result of customer preference for service charge free accounts and the competitive banking environment for core deposits, and a decrease of $186,000 for a settlement of a litigation matter in the year ended December 31, 2008.

     Non-interest expense was $1.6 million for both quarters ended December 31, 2009 and 2008. Salaries and employee benefits decreased approximately $70,000, professional fees decreased $18,000, and advertising and marketing expense decreased by $13,000 in the fourth quarter of 2009 compared to the fourth quarter of 2008. These decreases were offset by other real estate owned expense increasing by $87,000 as a result of the increase in other real estate owned. FDIC deposit insurance premiums also increased by $36,000 as a result of increases in the base assessment.

     Non-interest expense increased by $395,000 to $6.9 million for the year ended December 31, 2009, compared to $6.5 million for the prior year period. Non-interest expense increased primarily due to the FDIC deposit insurance premiums increase of $287,000 as a result of an increase in the base assessment and the FDIC Special Assessment. Salary and employee benefits increased by $105,000 during 2009. Other real estate owned expense increased by $115,000 because of the increase in other real estate owned. Data processing expense and occupancy and equipment expense increased by $63,000 and $20,000, respectively; and these were offset by decreases in advertising and marketing expense of $111,000 and professional fees of $23,000 during 2009 compared to the prior year period.

     Total assets grew $5.9 million, or 3.9%, to $156.3 million at December 31, 2009 from $150.4 million at December 31, 2008. The increase was due primarily to an increase in cash and cash equivalents of $4.9 million and the increase of $1.4 million in other real estate owned. Loans net, decreased $1.1 million, or 0.8%, from $137.9 million at December 31, 2008 to $136.8 million at December 31,

2009. The primary reasons for the decline in loans during 2009 were decreases of $6.6 million in residential mortgages and $1.4 million in construction mortgages, offset by increases of $3.3 million in commercial mortgage loans, increases of $1.7 million in land loans and an increase of $2.5 million in commercial business loans. Loans held for sale increased by $1.1 million, while securities decreased by $1.2 million in 2009.

     Nonperforming loans totaled $5.6 million, or 4.0%, of total loans at December 31, 2009 compared to $5.0 million, or 3.6%, of total loans at December 31, 2008. The $5.6 million in nonperforming loans at December 31, 2009 were comprised of $2.6 million in one-to four-family residential loans, $2.0 million of land loans which included $1.7 million of loans extended to two residential subdivisions, two loans to builders for construction of unsold homes totaling $599,000 and $360,000 of commercial real estate loans.

     Other real estate owned totaled $1.4 million at December 31, 2009 compared to none at December 31, 2008. Other real estate owned consisted of two residential properties, one residential building lot and two commercial buildings.

     Total deposits were $131.7 million at December 31, 2009 compared to $124.7 million at December 31, 2008, an increase of $7.0 million or 5.6%. The increase in deposits consisted primarily of growth in non-interest checking which increased by $2.8 million, savings accounts which increased by $2.3 million, certificates of deposit which increased by $2.2 million, and, was offset in part by a decrease in money market accounts of $1.1 million.

     Total borrowings were $3.0 million at December 31, 2009 compared to $4.4 million at December 31, 2008. The borrowings were paid down by the deposit growth during the year of 2009.

     Total stockholders' equity increased $495,000 from $18.8 million at December 31, 2008 to $19.3 million at December 31, 2009. Equity increased primarily due to earnings of $585,000 for the year ended December 31, 2009, partially offset by dividends declared of $87,000 and common stock repurchases of $27,000 during 2009.

     Established in 1919, the Bank is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, the Bank offers a full-range of financial services to individuals and businesses within its market area. For more information on Hometown Bancorp, Inc. and Walden Federal Savings and Loan Association go to our website www.waldenfederal.com.

     This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.


                                                               For the Year Ended
--------------------------------------------------------------------------------------------
                                                     December 31,             December 31,
(Dollars in thousands)                                   2009                     2008
------------------------------------------------------------------------ -------------------
Financial Condition Data:
Total assets                                              $156,267                  $150,369
Investment securities                                        1,290                     2,511
Loans held for sale                                          1,175                       106
Loans receivable, net                                      136,793                   137,868
Deposits                                                   131,748                   124,739
Borrowings                                                   3,000                     4,375
Total stockholders' equity                                  19,289                    18,794

Capital Ratios:
Average equity to average assets                             12.50  %                  13.49  %
Equity to total assets at the end of the period              12.34                     12.50

Asset Quality Ratios:
Allowance for loan losses as a percent of total
loans                                                         1.38  %                   0.97  %
Allowance for loan losses as a percent of
nonperforming loans                                          34.48                     27.10
Net charge-offs to average outstanding loans
during the period                                             0.06                      0.01
Nonperforming loans as a percent of total loans               3.98                      3.57
Nonperforming assets as a percent of total assets             4.48                      3.31



---------------------------------------------------------------------------------------------------------------------------
                                                            Three Months Ended
                                                                 December 31,                    Year Ended December 31,
(Dollars in thousands, except earnings per share
data)                                                  2009                 2008                2009                2008
                                                       ----                 ----                ----                ----
---------------------------------------------------------------------------------------------------------------------------
Operating Data:
Interest income                                        $ 2,091              $ 2,160             $ 8,344             $ 8,726

Interest expense                                           361                  629               1,916               2,499
                                                    -----------------------------------------------------------------------
Net interest income                                      1,730                1,531               6,428               6,227

Provision for loan losses                                  227                  345                 656                 579
                                                    -----------------------------------------------------------------------
Net interest income after provision for loan
losses                                                   1,503                1,186               5,772               5,648

Non-interest income                                        410                  433               2,069               1,745

Non-interest expenses                                    1,611                1,621               6,887               6,492
                                                    -----------------------------------------------------------------------
Income (loss) before taxes                                 302                  (2)                 954                 901

Income tax expense (benefit)                               117                 (15)                 369                 336
                                                    -----------------------------------------------------------------------
Net income                                              $  185               $   13              $  585              $  565
---------------------------------------------------------------------------------------------------------------------------

Earnings Per Common Share:
Basic and diluted                                       $ 0.08               $ 0.01              $ 0.26              $ 0.25
Weighted average shares outstanding                      2,246                2,269               2,246               2,286

Performance Ratios (1):
Return on average assets                                  0.48  %              0.04  %             0.38  %             0.40   %
Return on average equity                                  3.83                 0.27                3.06                2.99
Interest rate spread (2)                                  4.58                 3.90                4.15                4.09
Net interest margin (3)                                   4.83                 4.39                4.50                4.66
Non-interest income to average assets                     1.06                 1.18                1.35                1.25
Non-interest expense to average assets                    4.17                 4.41                4.50                4.64
Efficiency ratio (4)                                     75.28                82.54               81.05               81.44
Average interest-earning assets to average
   interest-bearing liabilities                         125.03               127.10              125.78              130.47

Dividends declared per share                            $ 0.02                    -              $ 0.06                   -
Book value per share                                                                             $ 8.29              $ 8.05

---------------------------------------------------------------------------------------------------------------------------
     (1) Quarterly performance ratios are annualized.
     (2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
     (3) Represents net interest income as a percent of average interest-earning assets.
     (4) Represents noninterest expense divided by the sum of net interest income and noninterest income.